UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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SAFESTITCH MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

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April 29, 2011
Dear Stockholders:
On behalf of the Board of Directors, we cordially invite you to attend the 2011 Annual Meeting of Stockholders of SafeStitch Medical, Inc. to be held at its executive offices, 4400 Biscayne Blvd., Miami, Florida 33137 on Monday, June 6, 2011, beginning at 10:00 a.m. local time.
The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. At the Annual Meeting, you will have an opportunity to meet management and ask questions.
Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares of SafeStitch Medical, Inc. common stock. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without voting, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the attached Proxy Statement.
We look forward to seeing you on June 6, 2011 and urge you to return your proxy card as soon as possible.

Sincerely,

Jane H. Hsiao, Ph.D., MBA
Chairman of the Board

Jeffrey G. Spragens
Chief Executive Officer and President

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IDENTIFIED ABOVE
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL NO. 2 — AMENDMENT OF OUR 2007 STOCK INCENTIVE PLAN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL ACCOUNTANT FEES AND SERVICES
OTHER BUSINESS
STOCKHOLDER PROPOSALS
ANNEX A

SAFESTITCH MEDICAL, INC.
4400 Biscayne Blvd.
Miami, FL 33137

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2011
Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of SafeStitch Medical, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida, 33137, on Monday, June 6, 2011, beginning at 10:00 a.m., local time, for the following purposes:
1.	To elect seven directors for a term of office expiring at the 2012 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
2.
To consider and vote upon a proposal to amend the SafeStitch Medical, Inc. 2007 Incentive Compensation Plan (the “2007 Plan”) to increase the number of shares of SafeStitch common stock that can be issued under the 2007 Plan from 2,000,000 to 3,000,000; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
Only holders of record of our common stock at the close of business on April 26, 2011, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent to stockholders is May 4, 2011.
Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 6, 2011. Our proxy statement and annual report on Form 10-K are available at www.SafeStitch.com.

By Order of the Board of Directors,

Joshua B. Weingard
Corporate Secretary
Miami, Florida
April 29, 2011
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, ALL STOCKHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS OF RECORD WHO EXECUTE A PROXY CARD MAY REVOKE THEIR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT AND VOTE THEIR SHARES IN PERSON AT THE ANNUAL MEETING.

SAFESTITCH MEDICAL, INC.
PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
MONDAY, JUNE 6, 2011
This proxy statement is furnished by the Board of Directors (“Board”) of SafeStitch Medical, Inc. (the “Company” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company that will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on Monday, June 6, 2011, beginning at 10:00 a.m., local time, and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.
Our Board has fixed the close of business on April 26, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 28,003,755 shares of our common stock. Each outstanding share of our common stock entitles its holder to one vote on each matter submitted to our stockholders. Stockholders do not have the right to cumulate their votes for the election of directors. The presence, in person or by proxy, of holders of a majority of our outstanding common stock constitutes a quorum at the Annual Meeting.
Stockholders who own their shares in “street name” through a stock brokerage account or through a bank or other nominee may attend the Annual Meeting but may not grant a proxy or vote at the meeting. Instead, the broker, bank or other nominee is considered the record holder of those shares, and those stockholders must instruct the record holder how they wish their shares to be voted.
Shares of our stock represented by proxies that reflect “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received instructions from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast “for” or “against” any given matter. Pursuant to applicable New York Stock Exchange (“NYSE”) rules, a broker does not have the discretion to vote on “non-routine” matters, which include the election of directors and the amendment to the 2007 Plan. As a result, any broker that is a member of the NYSE will not have the discretion to vote on either proposal contained in this proxy statement. Because all proposals in this proxy statement are considered “non-routine” matters under NYSE rules, we urge you to give voting instructions to your broker.
Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote on any matter that requires approval by a majority of shares represented and entitled to vote at the Annual Meeting. Abstentions will have no effect on the election of directors.
Any stockholder giving a proxy may revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us at or prior to the Annual Meeting, attention: Corporate Secretary; (ii) execution of a proxy bearing a later date; or (iii) requesting revocation at the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not automatically revoke the proxy. All shares of our common stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors, (ii) FOR the amendment to the 2007 Plan, and (iii) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.
Directors will be elected by a plurality of the votes cast at the Annual Meeting by the stockholders entitled to vote in the election. Any other matter that may be submitted to a vote of the stockholders will be approved by the affirmative vote of a majority of votes cast by holders of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter, unless such matter is one for which a greater vote is required by law or by our Certificate of Incorporation or Bylaws. If less than a majority of the shares of common stock entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.
The cost of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy is to be borne solely by us. In addition to the use of mail, our employees may solicit proxies personally, by telephone, e-mail and by facsimile. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.
Our executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137. Mailing to stockholders of record on April 26, 2011 of the Notice of Annual Meeting, this proxy statement, the accompanying form of proxy and our Annual Report to Stockholders for our fiscal year ended December 31, 2010 (“Fiscal 2010”) will commence on or about May 4, 2011. Stockholders who wish to attend the Annual Meeting may contact the Company’s Corporate Secretary at 305-575-4602 for directions to the Annual Meeting.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 26, 2011, the record date, concerning the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors (all of whom are nominees for director), (iii) each named executive officer (as defined in the Executive Compensation Section below), and (iv) all of our current executive officers and directors as a group. Unless otherwise noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless noted otherwise, the address of each person listed below is 4400 Biscayne Boulevard, Miami, Florida 33137.

		Percentage of
	Number of Shares of	Outstanding
Name and Address of Beneficial Owner	Common Stock (1)	Common Shares (2)

Phillip Frost, M.D. (3)(4)	6,874,118	23.8%

Frost Gamma Investments Trust (4)	6,764,118	23.5%

Jane H. Hsiao, Ph.D., MBA, Chairman of the Board of Directors (5)(6)	4,892,435	17.4%

Hsu Gamma Investments, L.P. (6)	1,913,470	6.8%

Jeffrey G. Spragens, Chief Executive Officer, President and Director (7)	3,087,868	11.0%

Charles J. Filipi, M.D., Chief Medical Officer and Director (8)	2,819,092	10.1%

Chao C. Chen, Ph.D., Director (9)	22,500	*

Richard C. Pfenniger, Jr., Director (10)	157,000	*

Steven D. Rubin, Director (11)	282,128	1.1%

Kevin T. Wayne, D.B.A., Director (12)	40,000	*

James J. Martin, C.P.A., Chief Financial Officer	—	*

Stewart B. Davis, M.D., Former Chief Operating Officer (13)	154,667	*

Adam S. Jackson, Former Chief Financial Officer (14)	70,000	*

All Current Executive Officers and Directors as a group (10 persons)	11,301,023	39.8%

UniMed Investment, Inc. 3F, No. 308, Sec. 2, Bade Rd., Taipei 10492, Taiwan, R.O.C.	2,589,429	9.2%

*	Less than 1%.

(1)
A person is deemed to be the beneficial owner of shares of common stock underlying options and warrants held by that person that are exercisable as of April 26, 2011 or that will become exercisable within 60 days thereafter.

(2)
Based on 28,003,755 shares of common stock outstanding as of April 26, 2011. Each beneficial owner’s percentage ownership is determined assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable as of April 26, 2011 or that will become exercisable within 60 days thereafter have been exercised into common stock.

(3)
Common stock holdings include options to purchase 110,000 shares of the Company’s common stock which are currently exercisable or will become exercisable within the next 60 days. Common stock holdings include beneficial ownership of shares held by Frost Gamma Investments Trust (see note 4).

(4)
Frost Gamma Investments Trust holds 5,978,735 shares of the Company’s common stock. Dr. Phillip Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Common stock holdings also include 785,383 shares of the Company’s common stock owned directly by The Frost Group, LLC. Dr. Frost and Frost Gamma Investments Trust disclaim beneficial ownership of the common stock held by The Frost Group, LLC, except to the extent of their respective pecuniary interests therein.

(5)
Common stock holdings include options to purchase 175,000 shares of the Company’s common stock which are currently exercisable or will become exercisable within the next 60 days. Common stock holdings include beneficial ownership of shares held by Hsu Gamma Investments, L.P. (“Hsu Gamma”) (see note 6). Dr. Hsiao is a member of The Frost Group, LLC. Dr. Hsiao disclaims beneficial ownership of the warrants to purchase common stock held by The Frost Group, LLC, except to the extent of her pecuniary interest therein.

(6)	Hsu Gamma holds 1,913,470 shares of the Company’s common stock. Dr. Hsiao is the general partner of Hsu Gamma.

(7)
Common stock holdings include options to purchase 58,750 shares of the Company’s common stock which are currently exercisable or will become exercisable within the next 60 days and warrants to purchase 20,138 shares of the Company’s common stock. Common stock holdings also include 562,818 shares owned by the Joy Fowler Spragens Family Trust (the “Spragens Trust”), and 571,015 shares owned by RSLS Investments LLC (“RSLS”). The Spragens Trust is an irrevocable trust established by Joy Fowler Spragens, the spouse of Mr. Spragens, for the benefit of her descendants and relatives who are unrelated to Mr. Spragens. Although Mr. Spragens is the manager of RSLS, RSLS is 100% owned by his adult children. Accordingly, Mr. Spragens disclaims any beneficial ownership of the shares held by the Spragens Trust and RSLS.

(8)
Common stock holdings include options to purchase 5,000 shares of the Company’s common stock which are currently exercisable or will become exercisable within the next 60 days, 700,000 shares held by Dr. Filipi’s spouse and 1,407,046 shares held by a Grantor Retained Annuity Trust.

(9)	Common stock holdings include options to purchase 22,500 shares of the Company’s common stock which are currently exercisable or will become exercisable within the next 60 days.

(10)	Common stock holdings include options to purchase 42,000 shares of the Company’s common stock which are currently exercisable or will become exercisable within the next 60 days.

(11)
Common stock holdings include options to purchase 42,000 shares of the Company’s common stock which are currently exercisable or will become exercisable within the next 60 days. Mr. Rubin is a member of The Frost Group, LLC. Mr. Rubin disclaims beneficial ownership of the warrants to purchase common stock held by The Frost Group, LLC, except to the extent of his pecuniary interest therein.

(12)	Common stock holdings include options to purchase 35,000 shares of the Company’s common stock which are currently exercisable or will become exercisable within the next 60 days.

(13)	Common stock holdings include options to purchase 154,667 shares of the Company’s common stock which are currently exercisable and which must be exercised by June 30, 2011.

(14)	Common stock holdings include options to purchase 70,000 shares of the Company’s common stock which are currently exercisable and which must be exercised by June 30, 2011.
ELECTION OF DIRECTORS
(Proposal No. 1)
Nominees for Election as Director
The Board has nominated each of its seven incumbent directors for re-election as directors to serve until our next annual meeting and until each director’s successor is duly elected and qualified. Although we anticipate that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the Annual Meeting, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board, unless directed by a proxy to do otherwise.
The following table sets forth the names and ages of the director nominees.

Name	Age

Jane H. Hsiao, Ph.D., MBA	64
Jeffrey G. Spragens	69
Charles J. Filipi, M.D.	70
Chao C. Chen, Ph.D.	57
Richard C. Pfenniger, Jr.	55
Steven D. Rubin	50
Kevin T. Wayne, D.B.A.	48
The following is biographical information for the director nominees.
Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as a director of the Company since April 2005 and became Chairman of the Board in September 2007. Dr. Hsiao has served since May 2007 as Vice-Chairman and Chief Technical Officer of OPKO Health, Inc. (“OPKO”), a specialty healthcare company. Dr. Hsiao also serves as Chairman of the Board of medical device developer, Non-Invasive Monitoring Systems, Inc. (“NIMS”), a position she has held since October 2008, and as a director of PROLOR Biotech, Inc., a developmental stage biopharmaceutical company (“PROLOR”), Neovasc, Inc., a company developing and marketing medical specialty vascular devices (“Neovasc”) and Sorrento Therapeutics, Inc., a development stage biopharmaceutical company. Dr. Hsiao is a member of The Frost Group, LLC (the “Frost Group”), a private investment firm. Dr. Hsiao previously served as the Vice Chairman-Technical Affairs and Chief Technical Officer of IVAX Corporation (“IVAX”) from 1995 until IVAX was acquired in January 2006 by Teva Pharmaceutical Industries Ltd. Dr. Hsiao also served as Chairman, CEO and President of IVX Animal Health, IVAX’s veterinary products subsidiary, from 1998 until 2006, and as IVAX’s Chief Regulatory Officer from 1992 to 1995. Dr. Hsiao previously served on the board of directors of Ivax Diagnostics, Inc., and Protalix BioTherapeutics, Inc.

Dr. Hsiao’s background in the pharmaceutical and medical device industry, her strong technical expertise, as well as her senior management experience, allow her to play an integral role as Chairman of the Board. Her broad experience in many biotechnology and life science companies gives her a keen understanding and appreciation of the many regulatory and developmental issues confronting medical device, pharmaceutical and biotechnology companies.
Jeffrey G. Spragens. Mr. Spragens has served as our President and Chief Executive Officer and as a member of our Board since September 2007, and he has served as Business Manager of SafeStitch LLC, of which he was a founding member, since August 2005. From January 2002 to December 2006, Mr. Spragens was a member of the board of directors of ETOC, Inc., a privately owned hotel and lodging company based in Minneapolis, Minnesota. Since April 2002, he has been a Founding Board of Directors Member and Treasurer of the Foundation for Peace, Washington, D.C. From 1990 to 1995, Mr. Spragens was Managing Partner, Gateway Associates, Inc., a company that secured full subdivision and planning approval for properties under its control. Prior to that and from 1987 to 1993, he was one of three founding board of directors members of North American Vaccine which was a public company acquired by Baxter International in 1999. Mr. Spragens also has previous experience as a developer and attorney.
As a result of Mr. Spragens wide-range of experience as a chief executive officer, developer and attorney, he is able to provide valuable business, leadership, and management advice to the Board in many critical areas. Mr. Spragens proven track record of success adds valuable expertise and insight to the Board particularly in the business strategies and growth opportunities that the Board considers.
Charles J. Filipi M.D. Dr. Filipi has served as our Chief Medical Officer (f/k/a Medical Director) and a member of our Board of Directors since our acquisition of SafeStitch LLC in September 2007. Dr. Filipi was a founding member of SafeStitch LLC in August 2005 and has served as its Medical Director since 2006. He is also Professor of Surgery in the Department of Surgery at Creighton University School of Medicine in Omaha, Nebraska and has served in this position since 1999. Dr. Filipi has also served as president of the American Hernia Society, editor of the Journal Hernia and has published approximately 100 peer-reviewed articles and 51 book chapters. He has been the inventor of more than twenty provisional or utility patents. His primary areas of interest are intraluminal surgery for the correction of gastroesophageal reflux disease, Barrett’s Esophagus, and obesity.
Dr. Filipi’s experience as a professor of surgery at Creighton University, as the primary inventor of most of SafeStitch’s products and as a founder of SafeStich LLC enables him to provide valuable board leadership and insight into the development of our products.
Chao C. Chen, Ph.D. Dr. Chen has served as a director of the Company since September 2009. Since November 2010, Dr. Chen has served as a technology and business consultant for the medical device industry. From May 2009 until November 2010, Dr. Chen served as Chief Operating Officer of UniMed VM, a Taiwanese investment company. From September 2008 to May 2009, Dr. Chen served as Vice President of TaiMed Inc., a Taiwanese investment company, where he was responsible for medical technology investments. From 1983 to 2008, Dr. Chen served in various positions for the Cordis and Ethicon medical device subsidiaries of Johnson & Johnson, most recently from July 2006 to August 2008 as Vice President, Business Leader of Cordis and from July 2002 to June 2006 as Vice President, Advanced Research and Development of Cordis. In these positions, Dr. Chen was responsible for strategic planning, business integration, product commercialization and new technology research and development.
Dr. Chen brings significant insight and value to the Board based in part on his extensive experience with the Cordis and Ethicon medical device subsidiaries of Johnson & Johnson. As the Board considers and develops its current and future products and growth strategies, Dr. Chen’s prior experience with strategic planning and product commercialization will assist the Company in making strategic decisions.
Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr., has served as a director of the Company since April 2005. Mr. Pfenniger has been Chief Executive Officer and President of Continucare Corporation, a provider of primary care physician, since October 2003, and the Chairman of Continucare’s board of directors since September 2002. Previously, Mr. Pfenniger served as CEO and Vice Chairman of Whitman Education Group, Inc., a post-secondary education provider, from 1997 until 2003. From 1994 to 1997, Mr. Pfenniger served as Chief Operating Officer of IVAX Corporation, and from 1989 to 1994 he served as Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation Mr. Pfenniger is a director of GP Strategies, Inc., a corporate education and training company, and of OPKO.

As a result of Mr. Pfenniger’s multi-faceted experience as a chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the healthcare business has given him insight into many aspects of our business and the markets in which we operate. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.
Steven D. Rubin. Mr. Rubin has served as a director of the Company since September 2007. Mr. Rubin has been the Executive Vice President of OPKO since May 2007 and a director of OPKO since February 2007 and is a member of the Frost Group. Mr. Rubin currently serves on the Boards of Directors of OPKO, NIMS, PROLOR, Neovasc, Kidville, Inc., which operates upscale learning and play facilities for children, Cardo Medical, Inc. (“Cardo”), a producer and distributor of orthopedic and spinal medical devices, Castle Brands, Inc., a marketer of premium spirits, Dreams, Inc., a vertically integrated sports licensing and products company, and SearchMedia Holdings Limited, a multi-platform billboard and in-elevator advertising company in China. Mr. Rubin previously served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin was previously a director of Ideation Acquisition Corp.
Mr. Rubin brings to the Board his extensive leadership, business and legal experience, as well as his vast knowledge of the pharmaceutical and life science industry generally. Mr. Rubin has more than 20 years experience advising a broad range of companies in many aspects of business, regulatory, transactional and legal affairs. His experience as a practicing lawyer, general counsel and board member for multiple public companies, including several life sciences, medical device and pharmaceutical companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.
Kevin T. Wayne, D.B.A. Dr. Wayne is an Associate Professor of Business Administration at Rivier College in Nashua, New Hampshire and has been with Rivier College since 2003. Dr. Wayne has been a director of the Company since September 2007. Prior to this and from 1999 until 2002, he was co-founder and Vice President of Onux Medical, Inc., a medical device company acquired by C.R. Bard in 2004. At Onux, Dr. Wayne was responsible for marketing and business development. He was also an Adjunct Professor of Marketing at Daniel Webster College from 2002-2003 and a Faculty Associate at Worcester Polytechnic Institute in 2002. Additionally, he has served in product development and marketing functions at Smith & Nephew Endoscopy, Visualization Technology (now part of GE), and Bard’s Endoscopy Division. His medical and surgical device experience includes work in general surgery, GI endoscopy, arthroscopy/sports medicine and computer-assisted spine and neurosurgery applications. He is a member of the Medical Device Group of Boston, the Association of University Technology Managers and the Academy of Management.
Dr. Wayne’s experience as a professor of Business Administration and his experience in the medical device industry, together with his marketing and business development background, bring valuable insight and a unique perspective to the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES
IDENTIFIED ABOVE.
Identification of Executive Officers
The following individuals are our current executive officers:

Name	Age	Position

Jeffrey G. Spragens	69	Chief Executive Officer, President and Director
Charles J. Filipi, M.D.	70	Chief Medical Officer and Director
James J. Martin, C.P.A.	44	Chief Financial Officer
All officers serve until they resign or are replaced or removed at the discretion of the Board.

Biographical information for Mr. Spragens and Dr. Filipi is set forth in the section entitled “Proposal No. 1 — Election of Directors”, beginning on page 8.
James J. Martin, C.P.A. has served as our Chief Financial Officer since January 19, 2011. Mr. Martin also serves as the Chief Financial Officer of NIMS, and Vice President of Finance of Aero Pharmaceuticals, Inc. (“Aero”), a privately held pharmaceutical distributor. From July 2010 until January 2011, Mr. Martin served as the Controller of SafeStitch, NIMS and Aero. From 2008-2010, Mr. Martin served as the Controller of AAR Aircraft Services, Inc., an aerospace and defense company, and from 2005-2008, Mr. Martin served as the Controller of Avborne Heavy Maintenance, Inc., an aviation maintenance repair and overhaul company.
CORPORATE GOVERNANCE
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website at www.safestitch.com. We intend to post amendments to, or waivers from a provision of, our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer or persons performing similar functions on our website. Our website is not part of this proxy statement.
Section 16(a) Beneficial Ownership Reporting Compliance
Under section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, executive officers and persons who own more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during and/or with respect to Fiscal 2010, the Company is not aware of any late or delinquent filings required under Section 16(a) of the Exchange Act in respect of the Company’s common stock or other equity securities.
Board of Directors and Committees Thereof
Independence
The Board, in the exercise of its reasonable business judgment, has determined that each of our directors qualify as independent directors pursuant to Nasdaq Stock Market Rule 5605(a)(2) and applicable SEC rules and regulations, except Mr. Spragens, who is employed as our President and CEO, and Dr. Filipi, who is employed as our Chief Medical Officer. Additionally, each of Mr. Pfenniger, Jr., Mr. Rubin and Dr. Wayne is independent for audit committee purposes under Nasdaq Stock Market Rule 5605(c)(2) and applicable SEC rules and regulations.
Board Committees and Meeting Attendance
The Board conducts its business through meetings of the full Board and through committees of the Board, including the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. We do not have any other standing committees of the Board. The Board and its committees also act by written consent. During 2010, the full Board met on six occasions, and acted by written consent on three occasions. During 2010, each of the current directors attended at least 75% of the aggregate of the Board meetings and the meetings of each committee on which such director served.
We do not have a policy requiring our directors to attend the Annual Meeting. Four of our directors attended our 2010 Annual Meeting of Stockholders.

Compensation Committee
The Compensation Committee is composed of the following non-employee directors, all of whom the Board, in the exercise of its reasonable business judgment, has determined to be independent under Nasdaq and applicable SEC rules and regulations: Steven D. Rubin, Chairman, Richard C. Pfenniger, Jr. and Chao Chen. Kevin Wayne served on the Compensation Committee through February 2010, after which Dr. Chen replaced Dr. Wayne on the Compensation Committee. The Board has delegated to the Compensation Committee its responsibilities and authority relating to the compensation and evaluation of our executive officers, including establishing compensation policies and philosophies for the Company and its executive officers and reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, as well as overseeing our incentive compensation plans and equity-based plans. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time deem necessary or appropriate. The Board has adopted a charter that sets forth the responsibilities of the Compensation Committee, which is available on our website located at www.safestitch.com. During 2010, the Compensation Committee met on two occasions, and acted by written consent on two occasions.
Audit Committee
We have a separately-designated standing audit committee, established in accordance with section 3(a)(58)(A) of the Exchange Act. The Board has adopted a charter that sets forth the responsibilities of the Audit Committee, which is available on our website located at www.safestitch.com. During 2010, the Audit Committee met on seven occasions.
The Audit Committee is composed of the following non-employee directors: Richard C. Pfenniger, Jr., Chairman, Steven D. Rubin and Kevin Wayne. The Company’s Board has determined that Richard C. Pfenniger, Jr. is an independent audit committee financial expert as defined in Item 407 (d)(5)(ii) of Regulation S-K.
Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements contained in its Annual Report on Form 10-K for Fiscal 2010 and has discussed with the Company’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the Audit Committee has received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent accountant its independence.
In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee recommended to the Board and the Board approved, the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 30, 2011.
Richard C. Pfenniger, Jr., Chairman
Steven D. Rubin
Kevin T. Wayne, D.B.A.
Corporate Governance and Nominating Committee
In August 2010, the Board formed a Corporate Governance and Nominating Committee consisting of Dr. Jane Hsiao and Dr. Chao Chen. The Board has adopted a charter that sets forth the responsibilities of the Corporate Governance and Nominating Committee, which include the selection of potential candidates for the Board, making recommendations to the Board concerning the structure and membership of the other Board committees and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties and our stockholders. A copy of the charter is available on our website located at www.safestitch.com. The Corporate Governance and Nominating Committee did not meet during Fiscal 2010.

The Corporate Governance and Nominating Committee identifies director nominees through a combination of referrals, including by existing members of the Board, management, third parties, stockholders and direct solicitations, where warranted. Once a candidate has been identified, the Corporate Governance and Nominating Committee reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation. The Committee does not plan to evaluate candidates identified by the Corporate Governance and Nominating Committee differently from those recommended by a stockholder or otherwise.
The Corporate Governance and Nominating Committee met in April 2011 and recommended to the Board that it nominate each of the incumbent directors for election at the 2011 Annual Meeting. Each of the nominees for election as a director named in this Proxy Statement was unanimously recommended by the full Board for submission to the stockholders of the Company as the Board’s’ nominees.
Director Selection Criteria
The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board as a whole with the objective of having a Board with sound judgment and diverse backgrounds and experience to represent stockholder interests.
The Corporate Governance and Nominating Committee believes that nominees for election to the Board should possess sufficient business or financial experience and a willingness and ability to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, medical device experience, operational experience, or a scientific or medical background. The Corporate Governance and Nominating Committee does not believe that nominees for election to the Board should be selected through mechanical application of specified criteria. Rather, the Corporate Governance and Nominating Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board. Additionally, the Board will consider such other factors as it deems appropriate.
While we do not have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to the Board.
Board Nominations by Security Holders
The Board will consider candidates recommended by our stockholders pursuant to written applications submitted to our Corporate Secretary, SafeStitch Medical, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137.
There have been no changes to the procedures by which security holders may recommend nominees to our Board.
Our current Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee charters are available on our website located at www.safestitch.com and are available in print to any stockholder upon request sent to SafeStitch Medical, Inc., 4400 Biscayne Blvd., Miami, Florida 33137. Our Internet website and the information contained therein, other than material expressly referred to in this proxy statement, or connected thereto is not incorporated into this proxy statement.

Communication with the Board
Interested parties who want to communicate with the independent or non-management directors as a group, with the Board as a whole, any Board committee or any individual Board members should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, SafeStitch Medical, Inc., 4400 Biscayne Blvd., Miami, Florida 33137 or call the Corporate Secretary at (305) 575-4602. The Corporate Secretary will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.
Board Leadership Structure
The Company has a separate Chairman of the Board, Dr. Jane Hsiao, and Chief Executive Officer, Jeffrey Spragens. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our business, while allowing the Chairman of the Board to fulfill her fundamental Board leadership role, which includes providing advice to and independent oversight of our Board.
The Chairman of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow due to our expanding business operations. Our Board is committed to good corporate governance and believes that it is appropriate for an independent, highly-qualified, director to serve as its Chairman.
Our Chairman of the Board is responsible for the orderly functioning of our Board and enhancing its effectiveness. Our Chairman guides Board processes, provides input on agenda items and presides at Board meetings. Our Chairman additionally acts as a liaison between our Board members and our executive management team, consulting regularly and providing guidance on Board-related matters. In the absence of the Chairman, Messrs. Pfenniger, Jr. and Rubin typically preside at meetings of the Board.
Board Role in Risk Oversight
The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business and its corporate functions, the Board considers and addresses the primary risks associated with these operations and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.
In addition, each of the Board’s Committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within such Committee’s areas of responsibility. Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board has full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.
Director Compensation
On February 17, 2010, in connection with such person’s service on our Board or any committee thereof, the Compensation Committee granted 100,000 options to Dr. Hsiao, 25,000 options to each of Messrs. Pfenniger and Rubin, 22,500 options to Dr. Chen and 20,000 options to Dr. Wayne, all of which vested one year from the date of grant. For the year ended December 31, 2010, other than the stock option grants on February 17, 2010, no other form of compensation was paid to any non-employee director. The following table sets forth the information with respect to compensation of non-employee directors of the Company for Fiscal 2010.

Fiscal 2010 Director Compensation

	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

Jane H. Hsiao, Chairman	—	—	86,237	—	—	—	86,237
Richard C. Pfenniger, Jr.	—	—	21,559	—	—	—	21,559
Steven D. Rubin	—	—	21,559	—	—	—	21,559
Chao C. Chen	—	—	19,403	—	—	—	19,403
Kevin T. Wayne	—	—	17,247	—	—	—	17,247

(1)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are described in Note 5 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2011. As of December 31, 2010, the aggregate number of outstanding stock options (both exercisable and unexercisable) for each non-employee directors were as follows:

Name	Stock Options
Jane H. Hsiao, Chairman	175,000
Richard C. Pfenniger, Jr.	42,000
Steven D. Rubin	42,000
Chao Chen	22.500
Kevin Wayne	35,000

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation information for the years ended December 31, 2010 and 2009 for our principal executive officer and each of the other two most highly compensated executive officers, as well as Dr. Stewart Davis, our former Chief Operating Officer. We refer to these persons as our named executive officers elsewhere in this proxy statement.
SUMMARY COMPENSATION TABLE

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Year	($)	($)	($)	($)(1)	($)	($)	($)(2)	($)

Jeffrey G. Spragens,	2010	—	—	—	88,861	—	—	—	88,861
Chief Executive Officer	2009	—	—	—	30,179	—	—	—	30,179
and President (3)

Charles J. Filipi,	2010	150,000	—	—	—	—	—	—	150,000
Chief Medical Officer	2009	150,000	—	—	5,030	—	—	—	155,030

Adam S. Jackson,	2010	180,000	—	—	44,431	—	—	7,200	231,631
Former Chief Financial	2009	170,000	—	—	20,119	—	—	6,800	196,919
Officer (4)

Stewart B. Davis, M.D.	2010	135,128	—	—	53,317	—	—	74,196	262,641
Former Chief Operating	2009	150,000	—	—	42,754	—	—	6,000	198,754
Officer (5)

(1)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are described in Note 5 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2011.

(2)	Except for 2010 amount for Dr. Davis, figures include Company match of employee 401(k) contributions under Safe Harbor Match guidelines.

(3)	Jeffrey G. Spragens, our President and Chief Executive Officer, currently does not receive a salary for his service as an officer.

(4)
Mr. Jackson resigned as Chief Financial Officer effective January 10, 2011. Pursuant to a cost sharing arrangement with certain related companies, the Company received approximately $114,000 and $95,000 in cash and services from the related companies for Mr. Jackson’s service to such other companies during 2010 and 2009, respectively.

(5)
Dr. Davis resigned as Chief Operating Officer on November 12, 2010. For 2010, “All Other Compensation” includes separation payments of $39,000, consulting payments of $19,500, the Company match of Dr. Davis’s 401(k) contributions under Safe Harbor Match guidelines and $9,896 for earned, but unused vacation time.

Outstanding Equity Awards as of December 31, 2010
The following table sets forth our outstanding equity awards as of December 31, 2010 for our named executive officers.

Option Awards
					Equity Incentive
					Plan Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying	Option
	Unexercised		Unexercised		Unexercised	Exercise
	Options (#)		Options (#)		Unearned	Price	Option
Name	Exercisable		Unexercisable		Options (#)	($/Share)	Expiration Date
Dr. Stewart B. Davis	88,667		0		—	$2.60	9/11/2017
	5,000	(1)	5,000	(1)	—	$3.10	3/18/2015
	21,250	(2)	63,750	(2)	—	$0.80	2/11/2016
	—		60,000	(4)	—	$1.20	2/17/2017

Jeffrey G. Spragens	2,500	(1)	2,500	(1)	—	$3.10	3/18/2015
	15,000	(2)	45,000	(2)	—	$0.80	2/11/2016
	—		100,000	(4)	—	$1.20	2/17/2017

Adam S. Jackson	25,000	(3)	25,000	(3)	—	$3.00	3/24/2015
	10,000	(2)	30,000	(2)	—	$0.80	2/11/2016
	—		50,000	(4)	—	$1.20	2/17/2017

Charles J. Filipi, M.D.	2,500	(2)	7,500	(3)	—	$0.80	2/11/2016

(1)	Options were issued on March 18, 2008 and vest in four equal annual tranches beginning on March 18, 2009.

(2)	Options were issued on February 11, 2009 and vest in four equal annual tranches beginning on February 11, 2010.

(3)	Options were issued on March 24, 2008 and vest in four equal annual tranches beginning on March 24, 2009.

(4)	Options were issued on February 17, 2010 and vest in four equal annual tranches beginning on February 17, 2011.
EQUITY COMPENSATION PLAN INFORMATION
Our Board and a majority of our stockholders approved the 2007 Plan on November 13, 2007, which is our sole equity compensation plan. We have reserved a total of 2,000,000 shares of our common stock for issuance under the 2007 Plan, subject to adjustment for any stock split or any future stock dividend or other similar change in our common stock or our capital structure. If the proposed amendment to the 2007 Plan is approved by our stockholders at the Annual Meeting, there will be a total of 3,000,000 shares of our common stock reserved for issuance under the 2007 Plan, subject to adjustment for any stock split or any future stock dividend or other similar change in our common stock or our capital structure. As of December 31, 2010, a total of 1,246,000 options to purchase shares of common stock had been granted under the 2007 Plan. A more detailed summary of the 2007 Plan is contained in Note 5 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. The full text of the 2007 Plan was filed with the SEC on December 7, 2007 as Annex B to our Definitive Information Statement on Schedule 14C. The text of the proposed amendment to the 2007 Plan is attached as Annex A to this proxy statement.

The following table provides information about our equity compensation plans as of December 31, 2010:

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,246,000	$1.32	754,000
Equity compensation plans not approved by security holders (2)	88,667	$2.60	—

Total (3)	1,334,667	$1.41	754,000

(1)	2007 Plan.

(2)
On September 11, 2007, we issued to Dr. Stewart Davis, our then-Chief Operating Officer, an aggregate of 88,667 options (outside the 2007 Plan) to purchase our common stock at a strike price of $2.60 per share. This grant was made in accordance with that certain employment letter agreement, dated May 16, 2007, by and between Dr. Davis and SafeStitch LLC, which we acquired subsequent to such date, and in consideration for Dr. Davis’ continued service. 25% of such options were immediately exercisable with another 25% becoming exercisable on each of September 11, 2008, 2009 and 2010; provided, however, that all options shall become immediately exercisable in the event of a change of control of SafeStitch.

(3)
On March 10, 2011, we issued an aggregate of 562,500 options to purchase our common stock under the 2007 Plan, each at a strike price of $1.12 per share, which are excluded from the above totals. These options were issued as follows: Dr. Jane H. Hsiao, chairman of our Board, received 100,000 options; each of our other independent and non-employee directors, Dr. Chao C. Chen, Steven D. Rubin, Richard C. Pfenniger and Kevin Wayne, received 20,000 options, except that Mr. Rubin and Mr. Pfenniger each received an additional 5,000 options for their respective service as chairman of the Compensation Committee and the Audit Committee; and the remaining 372,500 options were issued to existing employees, consultants and medical advisory board members, including 100,000 to Jeffrey G. Spragens, our President and Chief Executive Officer, 30,000 to Jim Martin, our current Chief Financial Officer and 50,000 to Dr. Phillip Frost, a consultant and the largest beneficial holder of our common stock.

Potential Payments upon Termination or Change-in-Control
The named executive officers do not have employment agreements with us and are all employed on an “at will” basis. We do not have arrangements with any of our named executive officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change-in-control. Grants of stock options to all employees eligible to receive such grants under the 2007 Plan vest immediately in the event of a change in control; therefore, no separate disclosure is presented herein with respect to the acceleration of stock options held by the named executive officers upon a change of control under the terms of this stock option plan.
Effective November 12, 2010, Dr. Stewart Davis resigned his position as our Chief Operating Officer. In connection with his resignation, on November 24, 2010, we entered into a confidential general release of all claims and a consulting agreement with Dr. Davis. Under the terms of the general release, we paid Dr. Davis $39,000 in exchange for his releasing us from any and all claims, demands or liabilities arising on or prior to the date of the general release. Additionally, among other things, Dr. Davis agreed not to solicit any of our employees, customers, manufacturers or suppliers for a period of one year following the date of the general release. Pursuant to the terms of his consulting agreement, Dr. Davis provided certain consulting services to us through March 31, 2011, for which we paid him an aggregate of $58,500.

Effective January 10, 2011, Adam Jackson resigned his position as our Chief Financial Officer. In connection with his resignation, on January 10, 2011, we entered into a confidential general release of all claims and a consulting agreement with Mr. Jackson. Mr. Jackson’s general release is substantially identical to Dr. Davis’, except that we paid Mr. Jackson $29,000 in consideration for his general release. Pursuant to the terms of his consulting agreement, Mr. Jackson provided certain consulting services to us through March 31, 2011, for which we paid him an aggregate of $15,000.
Risk Considerations in our Compensation Programs
We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

PROPOSAL NO. 2 — AMENDMENT OF OUR 2007 STOCK INCENTIVE PLAN
Background and Purpose
On November 13, 2007, the Board adopted the 2007 Plan, which was approved on the same date by a written consent of the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting of the stockholders in accordance with the relevant sections of the Delaware General Corporation Law.
The purpose of the 2007 Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us and our subsidiaries and affiliates. The 2007 Plan is intended to enable those persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between them and our stockholders, and to provide those such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.
In order to continue to provide the appropriate equity incentives to plan participants, on April 21, 2011, the Compensation Committee of the Board approved, subject to stockholder approval at the Annual Meeting, an amendment to the 2007 Plan that would increase the number of shares of our common stock reserved for issuance under the 2007 Plan from 2,000,000 to 3,000,000, subject to adjustment for a stock split, or any future stock dividend or other similar change in our common stock or our capital structure. The amendment would effect no other changes to the 2007 Plan.
As of the record date, 2,000,000 shares of common stock were authorized for issuance under the 2007 Plan, of which 459,000 shares remain available for issuance.
Stockholder approval of the amendment to the 2007 Plan is required to comply with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, as described below, and to comply with the incentive stock option rules under Section 422 of the Code.
The following is a summary of the principal features of the 2007 Plan. This summary is qualified in its entirety by reference to the complete text of the 2007 Plan, which we previously filed as Annex B to our Definitive Information Statement on Schedule 14C, filed with the SEC on December 7, 2007. This summary is additionally qualified by reference to the complete text of the proposed amendment to the 2007 Plan, which is contained in Annex A to this proxy statement.
Shares Available for Awards; Annual Per-Person Limitations
Under the 2007 Plan, 2,000,000 shares of our common stock were originally reserved for issuance, of which 459,000 remain available for new issuances. If the amendment to the 2007 Plan is approved at the Annual Meeting, the total number of shares of common stock reserved under the plan would be increased by 1,000,000 shares to an aggregate of 3,000,000 shares. Any shares that are subject to awards of stock options or stock appreciation rights count against this limit as one share for every share granted. Any shares that are subject to awards other than stock options or stock appreciation rights count against this limit as 1.5 shares for every one share granted. If any shares subject to an award are forfeited, expire or otherwise terminate without issuance of shares, or are settled for cash or otherwise do not result in the issuance of shares, then the shares subject to such forfeiture, expiration, termination, cash settlement or non-issuance will again become available for awards under the 2007 Plan. If any option or other award is exercised through the tendering of shares (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements, then only the net of the shares tendered or withheld will count towards the limit. Awards issued in substitution for awards previously granted by a company acquired by us or one of our subsidiaries or affiliates, or with which we or one of our subsidiaries or affiliates combines, do not reduce the limit on grants of awards under the 2007 Plan. The maximum number of shares of our common stock that may be issued under the 2007 Plan as a result of the exercise of incentive stock options is 2,000,000, subject to the adjustments described above.

The 2007 Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year of the Company, no eligible person may be granted (i) stock options or stock appreciation rights with respect to more than 1,000,000 shares of our common stock, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 500,000 shares of our common stock, in each case, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units (which are described below) with respect to any 12-month performance period is $2,000,000 (pro-rated for any 12-month performance period that is less than 12 months), and for any performance period that is more than 12 months, is $2,000,000 multiplied by the number of full 12-month periods that are in the performance period.
The Compensation Committee administers the 2007 Plan and is authorized to adjust the limitations described above and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that an extraordinary dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.
Eligibility
The persons eligible to receive awards under the 2007 Plan are our officers, directors, employees, consultants and other persons who provide services to us or any of our subsidiaries or affiliates. An employee on leave of absence may be considered as still in our employ for purposes of eligibility for participation in the 2007 Plan. As of the record date, approximately 30 persons were eligible to participate in the 2007 Plan.
Administration
The 2007 Plan is administered by the Compensation Committee (sometimes referred to in this description as the “committee”); provided, however, that except as otherwise expressly provided in the 2007 Plan, the Board may exercise any power or authority granted to the committee under the 2007 Plan. Subject to the terms of the 2007 Plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2007 Plan, construe and interpret the 2007 Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the 2007 Plan.
Stock Options and Stock Appreciation Rights
The committee is authorized to grant stock options, including both incentive stock options, which we refer to as “ISOs”, which can result in potentially favorable tax treatment to the recipient, and non-qualified stock options, and stock appreciation rights entitling the recipient to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the committee, but the exercise price of a stock option that is intended to qualify as an incentive stock option under Section 422 of the Code, and the grant price of a stock appreciation right, may not be less than the fair market value of a share of our common stock on the date of grant. For purposes of the 2007 Plan, the term “fair market value” means the fair market value of our common stock, awards or other property as determined by the committee or under procedures established by the committee. Unless otherwise determined by the committee, the fair market value of a share of our common stock as of any given date is the closing sales price per share as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the committee. The committee, thus, may permit the exercise price of options awarded under the 2007 Plan to be paid in cash, shares, other awards or other property (including loans). Options may be exercised by payment of the exercise price in cash, shares of our common stock, outstanding awards or other property having a fair market value equal to the exercise price, as the committee may determine from time to time.

Restricted and Deferred Stock
The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of our common stock which may not be sold or disposed of, and which will be subject to any risks of forfeiture and other restrictions as the committee may impose. An eligible person granted restricted stock generally has all of the rights of a Company stockholder, unless otherwise determined by the committee. An award of deferred stock confers upon the recipient the right to receive shares of our common stock at the end of a specified deferral period, subject to any risks of forfeiture and other restrictions as the committee may impose. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.
Dividend Equivalents
The committee is authorized to grant dividend equivalents conferring on recipients the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards or otherwise as specified by the committee.
Bonus Stock and Awards in Lieu of Cash Obligations
The committee is authorized to grant shares of our common stock as a bonus, free of restrictions, or to grant shares of common stock or other awards in lieu of obligations of us to pay cash under the 2007 Plan or other plans or compensatory arrangements, subject to any terms that the committee may specify.
Other Stock-Based Awards
The committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The committee determines the terms and conditions of those awards.
Performance Awards
The committee is authorized to grant performance awards to eligible persons on terms and conditions established by the committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares of our common stock (in which case they are referred to as performance shares) or by reference to a designated amount of property, including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination of those things, as determined by the committee. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the committee, be subject to provisions that should qualify those awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in the company’s filings with the SEC by reason of the employee being among our two most highly-compensated officers for the taxable year (other than our chief executive officer). If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the committee and not the Board.

If and to the extent that the committee determines that these provisions of the 2007 Plan are to be applicable to any award, one or more of the following business criteria for us and our subsidiaries, on a consolidated basis, and/or for any of our subsidiaries or affiliates, or for business or geographical units of us and/or any of our subsidiaries or affiliates (except with respect to the total stockholder return and earnings per share criteria), will be used by the committee in establishing performance goals for awards under the 2007 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and (18) the fair market value per share of our common stock. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. The committee will exclude the impact of an event or occurrence which the committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within our management’s reasonable control or (iii) a change in accounting standards required by generally accepted accounting principles.
The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.
Other Terms of Awards
Awards may be settled in the form of cash, shares of our common stock, other awards or other property, in the discretion of the committee, and may be made in a single payment or transfer, in installments or on a deferred basis. The committee may make provision for the payment or crediting of interest on installment or deferred payments or the grant or credit of dividend equivalents or other amounts in respect of installment or deferred payments denominated in shares of our common stock. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2007 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.
Awards under the 2007 Plan are generally granted without a requirement that the recipient pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under the 2007 Plan, awards under other company plans, or other rights to payment from the company, and may grant awards in addition to and in tandem with other awards, rights or other awards.
Acceleration of Vesting; Change in Control
The committee may provide in an award agreement, or otherwise determine, that upon a “change in control” as defined in the 2007 Plan, (i) options and stock appreciation rights that previously were not vested or exercisable become immediately exercisable, or (ii) that any restrictions applicable to restricted stock, deferred stock or other stock based awards immediately lapse. In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination
The Board may amend, alter, suspend, discontinue or terminate the 2007 Plan or the committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if that approval is required by law or regulation or under the rules of any stock exchange or quotation system on which our shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2007 Plan which might increase the cost of the 2007 Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 2007 Plan will terminate at the earliest of (a) when no shares of common stock remain available for issuance under the 2007 Plan, (b) termination of the 2007 Plan by the Board or (c) the tenth anniversary of the effective date of the 2007 Plan. Awards outstanding upon expiration of the 2007 Plan will remain in effect until they have been exercised or terminated, or have expired.
Federal Income Tax Consequences of Awards
The 2007 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
Nonqualified Stock Options
Under the Code, the grant of a nonqualified stock option is generally not taxable to the optionee. On exercise of a nonqualified stock option granted under the 2007 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of us or any of our subsidiaries or affiliates, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.
If an optionee pays for shares of stock on exercise of an option by delivering shares of our common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.
We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and if the recipient is an employee, either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Incentive Stock Options
The 2007 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which we refer to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the disqualifying disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the required holding period for those shares is treated as making a disqualifying disposition of those shares. This rule prevents “pyramiding” on the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.
We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. However, if there is a disqualifying disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and, if the optionee is an employe, either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Stock Awards
Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received under the 2007 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2007 Plan, the difference between the sales price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and, if the recipient is an employee, either the employee includes that amount in income or we satisfy our reporting requirements with respect to that amount.
Stock Appreciation Rights
We may grant stock appreciation rights, which we refer to as “SARs”, separate from any other award, or in tandem with options under the 2007 Plan. Generally, the recipient of an SAR will not recognize any taxable income at the time the SAR is granted. When the SAR is exercised, the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.
SARs may be issued in tandem with a stock option. Under this type of arrangement, the exercise of an SAR will result in the cancellation of an option, and the exercise of an option will result in a cancellation of an SAR. If the recipient of a tandem SAR elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above). As a result, the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.
In general, there will be no Federal income tax deduction allowed to us upon the grant or termination of SARs. Upon the exercise of an SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.
Dividend Equivalents
Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. The company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.
Section 409A of the Code
The 2007 Plan is also intended to comply with Section 409A of the Code and all provisions of the 2007 Plan are to be interpreted in a manner consistent with the applicable requirements of Section 409A of the Code. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that does not comply with section 409A could be subject to immediate taxation on the award (even if the award is not exercisable) and an additional 20% tax on the award.

Section 162 Limitations
Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the 2007 Plan whom the committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent so intended by the committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that awards under the 2007 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).
Importance of Consulting Tax Adviser
The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.
The Board recommends a vote “For” the amendment to the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We are parties to a Note and Security Agreement, dated September 4, 2007 (the “Credit Facility”), with The Frost Group, LLC and our CEO, Jeffrey G. Spragens, under which we have access to a line of credit with available borrowings of up to $4.0 million, consisting of $3.9 million from The Frost Group and $100,000 from Mr. Spragens. Members of the Frost Group, LLC include our Chairman, Jane Hsiao, Ph.D., Steven D. Rubin, a director, and Frost Gamma Investments Trust (“Frost Gamma”), a trust controlled by Dr. Phillip Frost, our largest beneficial stockholder. We are obligated to pay interest on outstanding borrowings under the Credit Facility at a 10% annual rate, and we have granted a security interest in favor of The Frost Group and Mr. Spragens in all of our real and personal property, whether now existing or subsequently acquired, in order to secure prompt, full and complete payment of the amounts due under Credit Facility. In March 2010, we entered into an amendment to the Credit Facility solely to change the maturity date from June 30, 2010 to June 30, 2011, which was again amended in March 2011 to extend the maturity date under the Credit Facility to June 30, 2012.
We did not borrow any funds under the Credit Facility during the year ended December 31, 2010, and there was no balance outstanding under the Credit Facility as of December 31, 2010.
On July 21, 2009, we entered into a securities purchase agreement with a private investor (the “2009 Investor”), pursuant to which such investor agreed to purchase an aggregate of up to 2,000,000 shares (the “Current Shares”) of Preferred Stock at a purchase price of $1.00 per share. On July 22, 2009, we closed on the issuance of the 2,000,000 Current Shares for aggregate consideration of $2.0 million. A portion of the proceeds from the issuance was used to repay all principal and interest outstanding under the Credit Facility. Additionally, on July 21, 2009, we entered into a second securities purchase agreement (the “Future Purchase Agreement”) with certain other private investors (the “Future Investors”), pursuant to which the Future Investors agreed to purchase, at our election upon ten days written notice delivered to the Future Investors by us, an aggregate of up to 2,000,000 shares of Preferred Stock (the “Future Shares”) at a purchase price of $1.00 per share. Among the Future Investors who obligated themselves to potentially acquire a portion of the Future Shares were Hsu Gamma, an entity of which Dr. Hsiao is general partner, Mr. Spragens and the Frost Gamma (collectively, the “Related Party Investors,” and with the 2009 Investor, the “Preferred Investors”). Each of the Related Party Investors is the beneficial owner of more than 10% of our common stock. On January 12, 2010, we closed on the issuance of 2,000,000 Future Shares pursuant to the terms of the Future Purchase Agreement for aggregate consideration of $2.0 million.
Effective September 10, 2010 (the “Conversion Date”), the Preferred Investors elected to convert an aggregate of 4.0 million shares of the Series A Preferred Stock in accordance with its terms. Following conversion of the Series A Preferred Stock, we had no issued and outstanding shares of any class of preferred stock. On the Conversion Date, for each converted share of Series A Preferred Stock, the holder thereof became entitled to receive one share of common stock, plus all accrued and unpaid dividends (“Unpaid Dividends”) thereon through the Conversion Date, which Unpaid Dividends were paid in shares of common stock in accordance with the terms of the Series A Preferred Stock. Approximately $366,000 of Unpaid Dividends had accumulated through the Conversion Date and an aggregate of 365,575 shares of common stock were issued as a result of the Unpaid Dividends (the “Dividend Shares”), of which 29,709 Dividend Shares were issued to each of Hsu Gamma and Frost Gamma, and 6,638 Dividend Shares were issued to Mr. Spragens.
To encourage the Preferred Investors to voluntarily convert their respective shares of Series A Preferred Stock, we offered to each Preferred Investor who converted his or her shares of Series A Preferred Stock on or prior to the Conversion Date the number of shares of common stock (the “Consideration Shares”) equal to the difference between (a) the number of shares of common stock issuable pursuant to a holder-initiated conversion of Series A Preferred Stock on March 31, 2012 and (b) the number of shares of common stock issuable pursuant to a holder-initiated conversion of Series A Preferred Stock on the Conversion Date, each as calculated in accordance with the terms of the Series A Preferred Stock. The Preferred Investors voluntarily elected to convert all of their respective shares of Series A Preferred Stock, and an aggregate of 697,462 Consideration Shares were issued, of which 76,261 Consideration Shares were issued to each of Hsu Gamma and Frost Gamma, and 17,042 Consideration Shares were issued to Mr. Spragens.

On June 15, 2010, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with 20 investors (the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase an aggregate of 4,978,000 shares of our common stock (the “PIPE Shares”) at a price of $1.00 per share for aggregate consideration of $4,978,000. Among the PIPE Investors who purchased a portion of the PIPE Shares were Hsu Gamma, Frost Gamma, as well as Grandtime Associates Limited (“Grandtime”), a Taiwan-based investment company. Each of Hsu Gamma, Frost Gamma and Grandtime purchased 1,300,000 PIPE Shares. We issued the PIPE Shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.
We entered into a five-year lease for office space in Miami, Florida with a company controlled by Dr. Frost. The non-cancelable lease, which commenced January 1, 2008, provides for a 4.5% annual rent increase over the life of the lease. The Miami office lease was amended in July 2010 to include additional office space in the same building, and current rental payments under the lease are approximately $14,000 per month.
Dr. Hsiao, Dr. Frost and director Steven Rubin are each significant stockholders and/or directors of NIMS, Aero, Cardo and SearchMedia. Commencing in March 2008, our then-Chief Financial Officer also served as the Chief Financial Officer and supervised the accounting staffs of NIMS and Aero under a board-approved cost sharing arrangement whereby the total salaries of the accounting staffs of the three companies are shared. We recorded reductions to General and Administrative costs and expenses for the years ended December 31, 2010 and 2009 of $114,000 and $73,000, respectively, to account for the sharing of costs under this arrangement. Upon Mr. Martin’s appointment as Chief Financial Officer in January 2011, this shared services relationship continues. Commencing in December 2009, our Chief Legal Officer also serves under a similar board-approved cost sharing arrangement as Corporate Counsel of SearchMedia and as the Chief Legal Officer of each of NIMS and Cardo. We recorded $186,000 of reductions to General and Administrative costs and expenses for the year ended December 31, 2010 to account for the sharing of costs under this arrangement. Aggregate accounts receivable from NIMS, Aero, Cardo and SearchMedia were approximately $64,000 as of December 31, 2010.
The Audit Committee of our Board reviews and approves all transactions that are required to be reported under Item 404(a) of Regulation S-K, including each transaction described above. In order to approve a related party transaction, the Audit Committee requires that (i) such transactions be fair and reasonable to us at the time it is authorized by the Audit Committee and (ii) such transaction must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
EisnerAmper LLP (formerly known as Eisner LLP)(“EisnerAmper”) has served as our independent registered public accounting firm since 2006. We do not expect representatives of EisnerAmper to be present at the Annual Meeting. If they do attend, they will be available to respond to appropriate questions and will be given an opportunity to make a statement if they so desire. The following table sets forth the fees billed to the Company by EisnerAmper for its audits of the Company’s consolidated annual financial statements and other services for the years ended December 31, 2010 and 2009.

	2010	2009
Audit Fees	$78,000	$79,000
Audit-Related Fees	—	—
Tax Fees
All Other Fees	—	—

Total Fees	$78,000	$79,000

Pre-Approval Policies and Procedures
Our Audit Committee has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by our independent auditors. The services requiring pre-approval by the audit committee may include audit services, audit related services, tax services and other services. The pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of revenues paid by us to our independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee. During 2010 and 2009, audit related services, tax services and all other services provided by EisnerAmper were pre-approved by the Audit Committee.
The Audit Committee has considered and determined that the provision of all non-audit services set forth in the table above is compatible with maintaining EisnerAmper’s independence.
OTHER BUSINESS
As of the date of this proxy statement, the Board knows of no other business to be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.
STOCKHOLDER PROPOSALS
Under our bylaws, only such business shall be conducted as shall have been brought before the meeting as specified in the meeting notice, by or at the direction of the Board or by any stockholder who is a stockholder of record at the time of giving of the meeting notice, who is entitled to vote at such meeting and who complies with the notice procedures set forth in Section 2.05 of our bylaws. Stockholder proposals intended to be included in our proxy statement and proxy for our 2012 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us at our executive offices by December 31, 2011. Proposals received after such date, while not included in our proxy statement or proxy, may still be brought before the 2012 Annual Meeting of Stockholders, provided that any such proposal is delivered to or mailed and received at our principal executive office no later than March 19, 2012.

ANNEX A
AMENDMENT TO SAFESTITCH MEDICAL, INC.
2007 INCENTIVE COMPENSATION PLAN
Section 4(a) of the 2007 Incentive Compensation Plan of SafeStitch Medical, Inc. shall be amended by deleting Section 4(a) in its entirety and replacing it in its entirety as follows:
“4. Shares Subject to Plan.
(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 3,000,000. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and one-half (1.5) Shares for every one (1) Share granted. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

A-1

PROXY _^ H<^ C01WWWW«W«WMWtULJIir^ V$ SAFESTITCH MEDICAL, INC. _ 4400 Biscayne Blvd.rStrhe^^W—™^-* Miami, Florida 33137 ^ j THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OJF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS — JUNE 2, 20l4 *n*a^ J2> /0 ‘ .- The undersigned hereby appoints Jeffrey G. Spragens and A<te?t*«feetewm and eaptfof them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent ihe undersigned /t the Annual Meeting (Ihe “Annual Meeting”) of Stockholders of SafeStitdi Medical, Inc. (the “Company”) to be held on June 1, 20la and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on April ttrSfH-Q* in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the Annual Meeting and on matters incident to the conduct of the Annual Meeting. Any proxy heretofore given by the undersigned with respect to .such stock is hereby revoked. 1 » L, ^ **sbCs^^l gsrf-’S’ s B PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE

PROXY

SAFESTITCH MEDICAL, INC.

4400 Biscayne Blvd.
Miami, Florida 33137

ANNUAL MEETING OF STOCKHOLDERS — JUNE 6, 2011

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

Please mark your vote in blue or black ink as shown here [X]

1. Election of seven directors.

NOMINEES:

- (01) Jane H. Hsiao, Ph.D., M.B.A.
- (02) Jeffrey G. Spragens
- (03) Charles J. Filipi, M.D.
- (04) Chao C. Chen, Ph.D.
- (05) Richard C. Pfenniger, Jr.
- (06) Steven D. Rubin
- (07) Kevin T. Wayne, D.B.A.

FOR ALL NOMINEES	WITHHOLD AUTHORITY for all Nominees	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and, in the list to the left, strike a line through the name of the nominee for whom you wish to withhold your vote.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 6, 2011 meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature of Stockholder ______________________ **Signature of Stockholder** ______________________ **Date** ________ **, 2011.**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS PROXY t , us shmvn here I 1 I. Election of seven directors. ^«, NOMINEES: JS.I.iiL wrrH!*!!£ t’.?^i!r \ ^ to their discretion, [he proxy holders are authorized to vote upon such other MlfxKfca AUTHOKITl LXLfcrr \ ataff / (01) Jane H. Hsiao. Ph.D., M.B.A. i™-^iNominte> ‘\^>f matters as may properly come before the Annual Meeting or any postponement (2) Jeffrey O. Spragens I II II I or adjournment thereof. (3) Charles J. Filipi, M.D. (041 CliaoC Chen Ph D THIS PROXY when properly executed will be voted as indicated. if NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED IN EWOR (.05) Richard C. Pfenmger, Jr. of electing the seven nominees to the board of directors and in (06) Steven D Rubin accordance with the judgment of the persons named as the proxies HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE (07) Kevin T. Wayne, D.B.A. annual meeting, INSTRUCTION: To withhold authority to vote for any individual nomine«(s), mark “FOR ALL EXCEPT” and, in the list to the left, strike a lint through (he name o! the The undersiened acknowledges receipt of the accompanying Notice of Annual Meeting at nominee for whom you wish to withhold your vole. Stockholders and Proxy Statement for the JumHSpS&W) meeting. HJi,SJJ.k^\C. ‘»d^ — **• gv^^ ^ osw^r*— «V»«*- COMPANY ID: O PROXY NUMBER: soSS|Sos CI3 account number: /tn Signature of Stockholder «wm____M____.__^M.^1__.M. Signature of Stockholder Date , 2019. •JOTE; Please sign exactly as your name or names appears hereon. When shares are held by joint owners, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give title s such. If a corporation, please sign in fuU corporate nmne by president or other authorized officer. If a partnership, please sign in partnership name by authorized perwm. Please mark, sign* date and return the Proxy Card promptly In the enclosed envelope.